Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Partners of
ValueAct Holdings, L.P.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in partners’ capital and of cash flows present fairly, in all material respects, the financial position of ValueAct Holdings, L.P. and subsidiaries (collectively, the “Partnership”) at December 31, 2008, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

As discussed in note 2 to the consolidated financial statements, the Partnership changed the manner in which it accounts for certain non-controlling interests, effective January 1, 2009.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 30, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in non-controlling interests (note 2), as to which the date is March 31, 2010.

ValueAct Holdings, L.P. and Subsidiaries

Consolidated Balance Sheets

December 31, 2009 (not covered by auditor’s report) and 2008

	2009
	(not covered by auditor’s report)	2008

Assets
Cash and cash equivalents	$427,956,019	$793,640,793
Investments in securities, at fair value	3,474,660,055	3,208,843,291
Interest and dividends receivable	5,726,446	6,431,623
Loans receivable from related parties	2,105,000	7,339,289
Other receivables	20,212,375	1,287,897
Fixed assets, net	854,559	1,237,656
Total assets	$3,931,514,454	$4,018,780,549
Liabilities and Partners’ Capital
Securities sold, not yet purchased	$—	$270,573,802
Withdrawals payable	610,029,390	578,857,628
Accounts payable, accrued expenses and unearned income	1,050,057	7,740,163
Deferred performance and management fees payable	24,850,939	31,217,941
Term loans and line of credit	2,405,000	8,439,289
Other liabilities	500,000	—
Total liabilities	638,835,386	896,828,823
Commitments and contingencies (Note 10)
Partners’ capital	90,158,823	72,756,238
Non-controlling interests	3,202,520,245	3,049,195,488
Total liabilities, partners’ capital and non-controlling interests	$3,931,514,454	$4,018,780,549

The accompanying notes are an integral part of these consolidated financial statements.

ValueAct Holdings, L.P. and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2009 (not covered by auditor’s report), 2008 and period from November 8, 2007 (Inception) to December 31, 2007 (not covered by auditor’s report)

	2009		November 8, 2007 (Inception) to December 31, 2007
	(not covered by auditor’s report)	2008	(not covered by auditor’s report)

Revenues
Dividends	$34,524,258	$73,882,097	$3,948,993
Interest income	263,714	10,608,264	3,839,043
Other income	5,169,946	3,096,673	583,210
Total income	39,957,918	87,587,034	8,371,246
Expenses
Stock loan fees	4,439,710	40,175,889	1,572,710
Dividends on securities sold short	543,833	9,773,944	2,277,076
Change in deferred performance and management fees payable	8,013,698	(13,670,396)	(4,790,679)
Sub-advisor fee	—	6,348,414	1,154,182
Payroll	8,589,607	8,538,917	2,143,333
Professional fees	1,864,039	3,596,354	1,921,890
Interest expense	210,574	5,608,346	1,072,465
Other	4,570,238	7,611,822	8,849,883
Total expenses	28,231,699	67,983,290	14,200,860
Net investment income (loss)	11,726,219	19,603,744	(5,829,614)
Net realized loss	(652,336,671)	(313,456,032)	(34,889,181)
Net unrealized gain (loss)	1,493,428,279	(1,288,452,590)	(383,395,688)
Net gain (loss) on investments	841,091,608	(1,601,908,622)	(418,284,869)
Net income (loss)	852,817,827	(1,582,304,878)	(424,114,483)
Net (income) loss (non-controlling interests)	(792,449,564)	1,599,791,042	395,212,383
Net income (loss) (controlling interest)	$60,368,263	$17,486,164	$(28,902,100)

The accompanying notes are an integral part of these consolidated financial statements.

ValueAct Holdings, L.P. and Subsidiaries

Consolidated Statements of Changes in Partners’ Capital

Years Ended December 31, 2009 (not covered by auditor’s report), 2008 and period from November 8, 2007 (Inception) to December 31, 2007 (not covered by auditor’s report)

	Partners’	Non-controlling
	Capital	Interests

November 8, 2007 (not covered by auditor’s report)	$165,842,799	$5,471,183,275
Contributions	—	411,428,000
Distributions	(24,562,719)	(280,311,173)
Net loss	(28,902,100)	(395,212,383)
December 31, 2007	112,377,980	5,207,087,719
Contributions	1,067,643	338,044,331
Distributions	(58,175,549)	(896,145,520)
Net income (loss)	17,486,164	(1,599,791,042)
December 31, 2008	72,756,238	3,049,195,488
Contributions	—	414,421,414
Distributions	(42,965,678)	(1,053,546,221)
Net income	60,368,263	792,449,564
December 31, 2009 (not covered by auditor’s report)	$90,158,823	$3,202,520,245

The accompanying notes are an integral part of these consolidated financial statements.

ValueAct Holdings, L.P. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2009 (not covered by auditor’s report), 2008 and the period from November 8, 2007 (Inception) to December 31, 2007 (not covered by auditor’s report)

	2009		November 8, 2007 (Inception) to December 31, 2007
	(not covered by auditor’s report)	2008	(not covered by auditor’s report)

Cash flows from operating activities
Net income (loss)	$852,817,827	$(1,582,304,878)	$(424,114,483)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Purchases of investment securities	(1,150,750,850)	(2,340,720,184)	(511,747,656)
Proceeds from dispositions of investment securities	1,767,788,097	2,957,169,783	253,267,811
Proceeds from securities sold, not yet purchased	59,513,055	665,338,509	208,836,139
Purchases to cover securities sold, not yet purchased	(371,849,232)	(1,117,335,916)	(84,081,228)
Net realized loss on investment securities	652,336,671	313,456,032	34,889,181
Net unrealized (gain) loss on investment securities	(1,493,428,279)	1,288,452,590	383,395,688
Depreciation and amortization	384,631	448,558	162,892
Gain on sale of fixed assets	—	(179,498)	—
Change in operating assets and liabilities Interest and dividends receivable	705,177	3,715,054	(417,339)
Other receivables	(18,924,478)	39,024	2,119,816
Accounts payable, accrued expenses and unearned income	(6,690,106)	3,087,234	(1,214,914)
Deferred performance and management fees payable	(6,367,002)	(13,670,396)	(4,790,679)
Net cash provided by (used in) operating activities	285,535,511	177,495,912	(143,694,772)
Cash flows from investing activities
Purchase of fixed assets	(68,436)	(590,719)	(22,380)
Proceeds received from sale of fixed assets	67,074	466,307	—
Net cash used in investing activities	(1,362)	(124,412)	(22,380)
Cash flows from financing activities
Contributions from partners	—	1,067,643	—
Contributions from non-controlling interests	414,421,214	173,848,957	380,228,000
Distributions to partners	(42,965,678)	(58,175,549)	—
Withdrawals by non-controlling interests	(1,022,374,459)	(596,895,094)	—
Loans to related parties	—	(8,900,000)	—
Payments received on loans to related parties	5,234,289	12,357,374	8,169,590
Proceeds from term loans	(6,034,289)	10,200,000	2,000,000
Payments on term loans	—	(14,357,374)	(7,869,590)
Contributions received in advance from non-controlling interests	500,000	—	147,350,000
Net cash (used in) provided by financing activities	(651,218,923)	(480,854,043)	529,878,000
Net (decrease) increase in cash and cash equivalents	(365,684,774)	(303,482,543)	386,160,848
Cash and cash equivalents
Beginning of year	793,640,793	1,097,123,336	710,962,488
End of year	$427,956,019	$793,640,793	$1,097,123,336

Supplemental disclosure of cash flow information
Interest paid	$210,574	$4,956,607	$867,748

The accompanying notes are an integral part of these consolidated financial statements.

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2009 (not covered by auditor’s report), 2008, and period from November 8, 2007 (Inception) to December 31, 2007 (not covered by auditor’s report)

1.             Organization

ValueAct Holdings, L.P. (the “Partnership”) was organized as a Delaware limited partnership on October 30, 2007.  The Partnership commenced operations on November 8, 2007 and will continue until dissolved under the provisions of the Partnership’s Limited Partnership Agreement (the “Partnership Agreement”).  The principal purpose of the Partnership is to provide investment management services directly and/or through controlled affiliates to existing and future ValueAct funds and their clients.

The general partner of the Partnership is ValueAct Holdings GP, LLC (the “General Partner”).  The General Partner has the full, exclusive and complete discretion to manage and control the business and affairs of the Partnership.

2.             Significant Accounting Policies

Basis of Accounting

The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).  The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes.  Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Partnership and its controlled affiliates (collectively, the “Controlled Affiliates”).  The Controlled Affiliates consist of the following:

Commenced
Name	Type	Formed	Operations

VA Partners I, LLC	Delaware Limited Liability Company	October 30, 2007	November 8, 2007
VA Partners III, LLC	Delaware Limited Liability Company	June 19, 2006	July 1, 2006
ValueAct Capital Management, L.P.	Delaware Limited Partnership	December 16, 2004	January 1, 2005

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2009 (not covered by auditor's report), 2008, and period from November 8, 2007 (Inception) to December 31, 2007 (not covered by auditor's report)

The financial statements of the Controlled Affiliates also include certain investment partnerships (collectively, the “ValueAct Funds”) managed by the Partnership.  ValueAct Funds consist of the following:

Commenced
Name	Type	Formed	Operations

ValueAct Capital Master Fund, L.P.	British Virgin Islands Limited Partnership	September 10, 2004	October 1, 2004
ValueAct Capital Partners, L.P.	Delaware Limited Partnership	August 16, 2000	October 20, 2000
ValueAct Capital Partners II, L.P.	Delaware Limited Partnership	August 16, 2000	November 17, 2000
ValueAct Capital International I, L.P.	British Virgin Islands Limited Partnership	December 12, 2006	January 1, 2007
ValueAct Capital International II, L.P.	British Virgin Islands Limited Partnership	May 26, 2006	June 1, 2006
ValueAct Capital Master Fund III, L.P.*	British Virgin Islands Limited Partnership	June 22, 2006	July 1, 2006
ValueAct Capital Partners III, L.P.*	Delaware Limited Partnership	June 19, 2006	July 1, 2006
ValueAct Capital International III, L.P.*	British Virgin Islands Limited Partnership	June 22, 2006	August 1, 2006
ValueAct AllCap Partners, L.P.	Delaware Limited Partnership	June 1, 2007	July 1, 2007
ValueAct AllCap International, L.P.	British Virgin Islands Limited Partnership	June 30, 2007	July 1, 2007

* Note that these entities were legally dissolved during fiscal year 2009, and a final distribution was made to the partners.

The Partnership consolidates the Controlled Affiliates as a presumption exists that a general partner in a limited partnership controls the limited partnership and, therefore, should include the limited partnership in its consolidated financial statements unless the presumption is overcome through the substantive ability by the limited partners to remove the general partner or otherwise dissolve the limited partnership or there exists substantive participating rights by the limited partners.

All significant intercompany balances and transactions between the Partnership, the Controlled Affiliates and the ValueAct Funds have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include both investments with an original maturity of three months or less as well as amounts due from brokers.  Amounts due from brokers represent cash on deposit with financial institutions pending reinvestment and balances due from brokers for unsettled trades.

Concentration of Credit Risk

The Partnership and subsidiaries invest their cash primarily in deposits and money market funds with commercial banks and financial institutions.  At times, cash balances at a limited number of banks and financial institutions may exceed federally insured amounts.

Investment Valuation

Marketable securities are valued at their last sales price on the valuation date or, if no sales occurred on such date, at the closing “bid” price if owned and the closing “asked” price if sold short.  Other marketable securities traded in the over-the-counter market are valued at the closing bid price.  Unrealized gains and losses are reflected in the statements of operations.

Substantially all securities transactions are cleared through, and held in custody by, a member firm of the New York Stock Exchange, Inc.  Security transactions are recorded on the trade date basis. Realized gains and losses are determined on a specific identified cost basis.  Interest is recorded on the accrual basis and dividends are recorded on the ex-dividend date.

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2009 (not covered by auditor's report), 2008, and period from November 8, 2007 (Inception) to December 31, 2007 (not covered by auditor's report)

Restricted securities are securities subject to SEC Rule 144 or other holding period restrictions, and cannot be sold without prior registration under the Securities Act of 1933, as amended, or pursuant to an exemption therefrom, and securities requiring termination of agreement with a third party before they are freely tradable in the public market.  These securities are valued as if they were marketable securities with liquidity discounts determined by the Partnership.

Nonmarketable securities are carried at fair value as determined by the General Partner in accordance with the Partnership Agreement. Factors considered by the General Partner in determining fair value include cost, the type of investment, subsequent purchases of the same or similar investments by the Partnership or other investors, the current financial position and operating results of the company invested in, and such other factors as may be deemed relevant.

The General Partner’s estimate and assumption of fair value of the nonmarketable securities may differ significantly from the values that would have been used had a ready market existed, and the differences could be material.

The carrying amounts of cash and cash equivalents and short-term receivables and payables approximate their estimated fair values because of the short maturity of those instruments.

The books and records of the Partnership and the Controlled Affiliates are maintained in U.S. dollars.  Assets and liabilities denominated in foreign currencies are translated at the rates of exchange prevailing at the date of the financial statements.  Transactions in foreign currencies are translated at the rates of exchange prevailing at the time of the transaction.

The Partnership and the Controlled Affiliates do not isolate gains and losses on investments attributable to changes in foreign exchange rates from gains and losses from changes in market prices of the investments.  Such fluctuations are included with the net realized and unrealized gains and losses from investments.

Fixed Assets

Furniture, equipment, leasehold improvements, and other fixed assets are carried at cost less accumulated depreciation and amortization.  Furniture is depreciated on the double declining balance method over a useful life of seven years.  Equipment and other fixed assets are depreciated on the double declining balance method over a useful life of five years.  Leasehold improvements are depreciated on the straight-line method over the lesser of the lease term or a useful life of fifteen years.

Income Recognition

Management fee income is recognized in the period in which the service is rendered.  Performance fee income is recognized in the period in which it is earned, in accordance with the respective partnership agreements.

Withdrawals Payable

Withdrawals from Controlled Affiliates are recognized as liabilities, net of performance allocation, when the amount requested in the withdrawal notice becomes fixed.  This generally may occur either at the time of the receipt of notice, or on the last day of a fiscal period, depending on the nature of the request.  As a result, withdrawals paid after the end of the year, but based upon year-end capital balances are reflected as withdrawals payable at December 31.  Withdrawal notices received for which the dollar amount is not fixed remain in capital until the amount is determined.  Withdrawals payable include $4,504,669 and $0 payable to partners and $605,524,721 and $578,857,628 to non-controlling interests as of December 31, 2009 and 2008, respectively.

Deferred Performance and Management Fees

Fees deferred in prior periods by the VA Partners I, LLC’s predecessor entity remain in the Partnership’s account at the respective Controlled Affiliate.  The deferred amount is reflected on the Partnership’s books as a liability.  Any future appreciation will be charged to the Partnership as a reduction of income, and any future depreciation will be treated as a reduction of expense that

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2009 (not covered by auditor's report), 2008, and period from November 8, 2007 (Inception) to December 31, 2007 (not covered by auditor's report)

would otherwise be allocated to the partners.

Financial Instruments and Credit Risk

In the normal course of business, the ValueAct Funds purchase and sell various financial instruments.  These financial instruments include investments in securities, securities sold, not yet purchased and equity options.  As a result, the Partnership is exposed to market and credit risks.

Market risk represents the potential loss that can be caused by a change in the market value of a financial instrument.  The Partnership’s exposure to market risk is determined by a number of factors, including the size, composition, diversification of positions held, interest rates and market volatility.  The General Partner monitors the ValueAct Funds’ exposure to market risk by reviewing trading strategies, setting market risk limits and maintaining otherwise uncorrelated and diverse positions.

Credit risk represents the maximum potential loss that the ValueAct Funds would incur if the counterparties failed to perform pursuant to the terms of their agreements with the ValueAct Funds.  The ValueAct Funds regularly transact business with U.S. financial institutions and manage credit risk by limiting the total amount of arrangements outstanding, both by individual counterparty and in the aggregate, by monitoring the size and maturity structure of its portfolio and by applying uniform credit standards for all activities associated with credit risk.

All listed securities are cleared through, and held in custody by BNP Paribas, Inc.  The Partnership is subject to credit risk to the extent that the broker may be unable to fulfill its obligations either to return the ValueAct Funds’ securities or repay amounts owed.  In the normal course of their investment activities, the ValueAct Funds may be required to pledge investments as collateral, whereby the prime broker has the right, under the terms of its prime brokerage agreement, to sell or repledge the securities if the ValueAct Funds are unable to meet their margin requirements.

Due to the nature of the ValueAct Funds’ strategies, each portfolio may consist of certain illiquid or thinly traded investments, which may have a greater amount of both market and credit risk than many other fixed income or equity securities.  Such investments are not actively traded on a recognized security exchange.  Please refer to Note 15 for further disclosure of these items.

The ValueAct Funds invest in corporate promissory notes.  Until the notes are converted, sold, or mature, the Partnership is exposed to credit risk relating to whether the note issuers will meet their obligation when it comes due.

Income Taxes

As a partnership, the Partnership itself is not subject to U.S. Federal income taxes.  Each partner is individually liable for income taxes, if any, on their share of the Partnership’s net taxable income. Accordingly, no federal or state income taxes are payable by the Partnership and no accruals have been provided for in the accompanying financial statements.

Accounting principles generally accepted in the United States of America set forth a minimum threshold for financial statement recognition of the benefit of a tax position taken or expected to be taken in a tax return. The Partnership did not have any unrecognized tax benefits in the accompanying financial statements. In the normal course of business, the Partnership is subject to examination by federal, state, local and foreign jurisdictions, where applicable. As of December 31, 2009, the tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations is from the year 2006 forward (with limited exceptions).

Non-Controlling Interests

The Partnership reports non-controlling interests (previously “Minority Interest”) as a separate component of equity.  This amount represents total capital balances of the limited partners of the ValueAct Funds.  In addition, net investment income and net realized and unrealized gain (loss) are consolidated within the Statements of Operations.  The non-controlling interests’ share of changes in net income is reported as a separate component in the Statements of Operations.

Basis for Presentation

The Partnership has reclassified certain prior period amounts to conform to the current presentation.

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2009 (not covered by auditor's report), 2008, and period from November 8, 2007 (Inception) to December 31, 2007 (not covered by auditor's report)

Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“the Codification”).  The Codification became the single source for all authoritative GAAP, for periods ending after September 15, 2009.  As the Codification was not intended to change or alter existing GAAP, it does not have an impact on the Partnership’s financial statements.

In May 2009, the FASB issued amended accounting literature relating to subsequent events, which provides guidance regarding the recognition or disclosure of events occurring subsequent to the balance sheet date.  The amended accounting literature does not change the definition of a subsequent event, but rather requires disclosure of the date through which subsequent events were evaluated when determining whether recognition or disclosure in the financial statements is required.  There was no effect on the Partnership’s financial statements as a result of the adoption of the amended accounting literature.

Effective January 1, 2009, new accounting literature requires the General Partner to determine whether a tax position of the Partnership is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement, which could result in the Partnership recording a tax liability that would reduce partners’ capital.  The General Partner has determined that upon initial adoption of this practice that the cumulative effect caused no adjustment to the balances of partners’ capital.

Effective January 1, 2009, the Partnership is required to change the presentation of non-controlling interests (previously known as minority interests).  Net income (non-controlling interest), which was previously reported as minority interest (and reduced net income), is now included in net income.

In September 2009, the FASB issued a standard regarding fair value measurements and disclosures for alternative investments in certain entities that calculate net asset value per share (or its equivalent). This standard permits, but does not require, the Partnership to measure the fair value of an alternative investment on the basis of the net asset value per share if the net asset value of the investment is calculated in a manner consistent with established measurement principles as of its measurement date. This standard is effective beginning in 2010. The Partnership is evaluating the potential impact that this standard may have on its financial statements.

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2009 (not covered by auditor's report), 2008, and period from November 8, 2007 (Inception) to December 31, 2007 (not covered by auditor's report)

3.                            Fixed Assets

The components of the Partnership’s fixed assets as of December 31, 2009 and 2008 are as follows:

		Accumulated
		Depreciation
		and	Net Book
	Cost	Amortization	Value
December 31, 2009 (not covered by auditor’s report)
Equipment	$562,330	$(358,471)	$203,859
Furniture	788,894	(590,039)	198,855
Leasehold Improvements	523,397	(139,595)	383,802
Other	1,181,325	(1,113,282)	68,043
	$3,055,946	$(2,201,387)	$854,559

December 31, 2008
Equipment	$610,878	$(233,564)	$377,314
Furniture	743,424	(506,650)	236,774
Leasehold Improvements	518,957	(99,522)	419,435
Other	1,181,325	(977,192)	204,133
	$3,054,584	$(1,816,928)	$1,237,656

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2009 (not covered by auditor's report), 2008, and period from November 8, 2007 (Inception) to December 31, 2007 (not covered by auditor's report)

4.                            Investments in Securities and Securities Sold, not Yet Purchased

Investments in securities and securities sold, not yet purchased included in the Partnership’s consolidated balance sheets at December 31, 2009 and 2008 are comprised of the following:

	Fair Value
	December 31,
	2009
Investments in Securities	(not covered by auditor’s report)	2008

Common stocks
United States
Consumer services	$623,354,591	$520,238,555
Consumer staples	—	66,826,841
Financial services	—	78,836,388
Industrial goods	49,892,536	79,456,726
Information services	533,078,851	613,706,169
Life sciences	—	28,882,458
Medical equipment	449,832,361	—
Oil & gas services	103,983,256	370,952,581
Pharmaceutical	614,259,319	332,588,220
Technology services	88,355,212	61,494,286
United Kingdom
Information services	—	249,241,224
Technology services	491,924,823	194,334,116
Canada
Life sciences	176,773,905	142,523,937
Oil & gas services	8,593,839	7,863,759
Total common stocks	3,140,048,693	2,746,945,260

Note receivable
United Kingdom
Technology services	—	190,000,000

Promissory notes	2,768,363	2,764,000

Partnerships
United States
Auto parts wholesale	305,487,621	240,662,493
Financial services	26,355,378	28,471,538
Total partnerships	331,842,999	269,134,031
Total investments in securities	$3,474,660,055	$3,208,843,291

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2009 (not covered by auditor's report), 2008, and period from November 8, 2007 (Inception) to December 31, 2007 (not covered by auditor's report)

	Fair Value
	December 31,
	2009
Securities sold, not yet purchased	(not covered by auditor’s report)	2008
Common stocks
United States
Consumer services	$—	$124,018,729
Canada
Financial services	—	80,686,464
Technology	—	65,868,609
Total securities sold, not yet purchased	$—	$270,573,802

5.                            Related-Party Transactions

The ValueAct Funds are charged a quarterly asset management fee by ValueAct Capital Management, L.P. (the “Management Company”), an affiliate of the Partnership, as compensation for managing the business and affairs of the ValueAct Funds.  For contributions into ValueAct Funds prior to January 1, 2007, the management fee is generally equal to ¼ of 1% of the ValueAct Funds limited partners’ capital accounts balance at the end of each fiscal quarter.  For contributions into ValueAct Funds after January 1, 2007, the management fee is generally equal to ¼ of 2% of the ValueAct Funds limited partners’ capital accounts balance at the end of each fiscal quarter.  The Management Company received $42,629,522, $59,316,190, and $10,169,507 in management fees for the periods ended December 31, 2009, 2008, and 2007, respectively.  The management fees have been eliminated in consolidation.

In accordance with the ValueAct Funds’ limited partnership agreements, the amount of the fee paid out of the funds is reduced by the amount of director fees or other fees received by the Management Company from investments in which the ValueAct Funds participate.  Director and other fees of $4,219,873, $1,688,004, and $383,508 are included in other income in the accompanying statements of operations for the periods ended December 31, 2009, 2008, and 2007, respectively.

On September 26, 2008, VA Partners III, LLC notified the limited partners of ValueAct Capital Master Fund III, L.P. and subsidiaries that this partnership will begin returning capital to all partners and will wind down in an orderly fashion.  In October 2009, the partnership made a final distribution to all the partners.

6.                            Allocations of Net Income or Loss

Net income or loss is allocated between the partners’ capital accounts in accordance with the Partnership Agreement.  The Partnership Agreement generally provides, subject to adjustments and timing issues, that profits and losses are allocated to the partners based on their sharing percentage, as detailed in the Partnership Agreement.

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2009 (not covered by auditor's report), 2008, and period from November 8, 2007 (Inception) to December 31, 2007 (not covered by auditor's report)

7.                            Partners’ Capital, Contributions, Withdrawals, and Distributions

A separate capital account is maintained for each partner.  Each capital account is equal to the partner’s contributions less withdrawals and distributions, and is adjusted for the partner’s allocable share of the Partnership’s profits and losses.

Partners may make voluntary capital contributions at the discretion of the Partnership’s General Partner.  Should the Partnership require additional working capital to meet its operational needs, the General Partner may request that certain partners make additional capital contributions.

Generally, no partner has the right to withdraw capital from the Partnership, except as otherwise provided in the Partnership Agreement.

8.                            Financial Guarantees

The Partnership indemnifies covered persons, as defined in the Partnership Agreement, from and against all claims, demands, liabilities, costs, expenses, damages, losses, suits, proceedings and actions in connection with activities of the Partnership.  The Partnership has not had prior claims or losses pursuant to these indemnifications and expects the risk of loss to be remote.

9.                            Foreign Securities

The ValueAct Funds invest in securities of foreign companies which involve risks and considerations not typically associated with investing in U.S. companies.  These risks include devaluation of currencies, different securities transaction clearance and settlement practices, and future adverse political and economic developments.  Moreover, securities of foreign companies and their markets may be less liquid and their prices more volatile than those of securities of comparable U.S. companies.

10.                     Commitments and Contingencies

The Partnership leases office space under agreements expiring between December 15, 2010 and June 14, 2014.  Expense for the periods ended December 31, 2009, 2008 and 2007 was $795,150, $884,841 and $132,948, respectively.  Future minimum lease payments at December 31, 2009 are as follows:

Year Ending December 31,
2010	$703,997
2011	537,312
2012	537,312
2013	537,312
2014	246,268
Total future minimum lease payments	$2,562,201

The Partnership has deposited two irrevocable standby letters of credit related to office space as required by the lessors.  As of December 31, 2009 and 2008, these standby letters of credit totaled $88,217 and $417,753.

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2009 (not covered by auditor's report), 2008, and period from November 8, 2007 (Inception) to December 31, 2007 (not covered by auditor's report)

11.                     Sub-Advisor Fees

The Management Company, a Controlled Affiliate of the Partnership, entered into a sub-advisor agreement with Copper River Management, LLC (the “Sub-Advisor Agreement”) to retain investment advisory services with respect to the portion of the ValueAct Capital Master Fund III, L.P. assets that are allocated to the Short Strategy, as defined in the agreement.  Copper River Management, LLC received a sub-advisor fee generally equal to 50% of the management fee actually received by the Management Company, from ValueAct Capital Master Fund III, L.P.  Effective January 1, 2009, the sub-advisor agreement was terminated.  At December 31, 2009 and 2008, the sub-advisor fee payable to Copper River Management, LLC was $0 and $1,049,341, respectively.

12.                     Term Loans and Line of Credit

On May 4, 2006, the Management Company entered into loan agreements with First Republic Bank (the “Lender”).  The agreements consists of a term loan (Facility 2) used for capital contributions in the principal amount of $15,000,000 and a line of credit loan (Facility 3) used for working capital of the Management Company in the principal amount of $5,000,000.  On October 3, 2006, the Management Company entered into a term loan (Facility 4) with the Lender used for capital contributions in the principal amount of $7,503,825.  On July 24, 2008, the Management Company entered into a term loan (Facility 5) with the Lender used for working capital in the principal amount of $3,500,000.  The loan agreements are secured with a first priority lien on all of the Management Company’s assets and all management fees paid and payable to the Management Company by ValueAct Capital Master Fund, L.P. and ValueAct Capital Master Fund III, L.P.  Under the terms of the loan agreements, the Management Company is required to maintain compliance with certain financial covenants.  As of December 31, 2009 and 2008, the Management Company was in compliance with the covenants.  The terms and amounts of these agreements, including the remaining capacity to use each facility, are disclosed below:

				Balance at
				December 31,
				2009
Facility	Interest Rates	Term	Remaining Capacity	(not covered by auditor’s report)
Facility 2	5-Year Treasury+ 1.25%/Prime - 1.75%	Exp. May 4, 2011	$—	$1,605,000
Facility 3	5-Year Treasury+ 1.25%/Prime - 1. 75%	Exp. Jan. 31, 2013	—	800,000
Facility 5	Variable 3 Mo. LIBOR+ 1%/Prime - 1.75%	Exp. Jul. 24, 2010	3,500,000	—
	Total at December 31, 2009		$3,500,000	$2,405,000

				Balance at
			Remaining	December 31,
Facility	Interest Rates	Term	Capacity	2008

Facility 2	5-Year Treasury + 1.25%/Prime - 1.75%	Exp. May 4, 2011	$—	$5,530,000
Facility 3	5-Year Treasury + 1.25%/Prime - 1.75%	Exp. Jan. 31, 2013	—	1,000,000
Facility 4	5-Year Treasury + 1.25%/3 Mo. LIBOR +1%	Exp. Oct. 5, 2011	—	609,289
Facility 5	Variable 3 Mo. LIBOR + 1%/Prime - 1.75%	Exp. Jul. 24, 2009	2,200,000	1,300,000
	Total at December 31, 2008		$2,200,000	$8,439,289

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2009 (not covered by auditor's report), 2008, and period from November 8, 2007 (Inception) to December 31, 2007 (not covered by auditor's report)

Interest expense incurred on the above facilities totaled $131,328, $651,739 and $204,717 for the periods ended December 31, 2009, 2008 and 2007, respectively.

13.                     Loans Receivable from Related Parties

The Management Company has entered into promissory note arrangements with various related parties of the Management Company.  Each arrangement was initially funded through a borrowing facility at First Republic Bank (Note 12).  At December 31, 2009 and 2008, the total amount receivable from related parties was $2,105,000 and $7,339,289, respectively.

14.                     Retirement Plan

The Management Company provides a defined contribution plan (the “Plan”) under Section 401(k) of the Internal Revenue Code to all eligible employees of the Partnership.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

15.                     Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction in the primary market between market participants at the measurement date.  In determining fair value, the Partnership uses various valuation approaches.  ASC 820 establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.  Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Partnership.  Unobservable inputs reflect the Partnership’s assumption about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Partnership has the ability to access.  The type of investments included in Level I include listed equities.  Valuation adjustments and block discounts are not applied to Level 1 securities.  Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 - Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.  Investments which are generally included in this category include less liquid equities.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.  Investments that are included in this category generally include investments in corporate bonds.

The availability of valuation techniques and observable inputs can vary from security to security and is affected by a wide variety of factors, including the type of security, whether the security is new and not yet established in the marketplace, and other characteristics particular to the transaction.  To the extent that valuation is based on models or inputs that are less observable or

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2009 (not covered by auditor's report), 2008, and period from November 8, 2007 (Inception) to December 31, 2007 (not covered by auditor's report)

unobservable in the market, the determination of fair value requires more judgment.  Those estimated values do not necessarily represent the amounts that may ultimately be realized due to the occurrence of future circumstances that cannot be reasonably determined.  In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy.  In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls is determined by the lowest level input that is significant to the fair value measurement.

The following tables present information about the Partnership’s assets and liabilities measured at fair value as of December 31, 2009 and 2008:

				Balance
	Quoted Prices	Significant		as of
	in Active	Other	Significant	December 31,
	Markets for	Observable	Unobservable	2009
	Identical Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)	(not covered by auditor’s report)
Assets(1)

Common stocks	$3,036,065,437	$—	$103,983,256	$3,140,048,693
Promissory notes	—	—	2,768,363	2,768,363
Partnerships	—	305,487,621	26,355,378	331,842,999
Total assets	$3,036,065,437	$305,487,621	$133,106,997	$3,474,660,055

	Quoted Prices	Significant
	in Active	Other	Significant	Balance
	Markets for	Observable	Unobservable	as of
	Identical Assets	Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2008

Assets(1)
Common stocks	$2,375,992,678	$—	$370,952,582	$2,746,945,260
Promissory notes	—	—	2,764,000	2,764,000
Note receivable	—	—	190,000,000	190,000,000
Partnerships	—	—	269,134,031	269,134,031
Total assets	$2,375,992,678	$—	$832,850,613	$3,208,843,291

Liabilities
Securities sold, not yet purchased, at fair value	$270,573,802	$—	$—	$270,573,802
Total liabilities	$270,573,802	$—	$—	$270,573,802

(1)  See footnote 4 for additional breakdown of the major categories of assets

ValueAct Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2009 (not covered by auditor's report), 2008, and period from November 8, 2007 (Inception) to December 31, 2007 (not covered by auditor's report)

The changes in investments measured at fair value for which the Partnership has used Level III inputs to determine fair value are as follows:

	Year Ended
	December 31,
	2009	Year Ended
	(not covered by auditor’s report)	December 31, 2008

Balance, beginning of period	$832,850,613	$801,327,649
Transfers in	—	—
Transfers out	(382,959,225)	—
Purchases (sales), net	(209,937,976)	210,769,862
Realized loss	(106,430,678)	(66,268,951)
Unrealized loss	(415,737)	(112,977,947)
Balance, end of period	$133,106,997	$832,850,613

Realized and unrealized gains and losses are included in net loss on investments in the statement of operations. The amount of unrealized gain (loss) on assets held at year end, which was reported in the statement of operations, was $(259,652,021) and $(112,977,947) for the years ended December 31, 2009 and 2008, respectively.

16.                     Subsequent Events

The Partnership has evaluated subsequent events through March 31, 2010, which is the date the financial statements were available to be issued.